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                                  EXHIBIT 2.1
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                       AGREEMENT AND PLAN OF AFFILIATION

                    DATED AS OF THE 13TH DAY OF APRIL 1998

                                 BY AND AMONG

                         SUSQUEHANNA BANCSHARES, INC.,

                      SUSQUEHANNA BANCSHARES WEST, INC.,

                            CARDINAL BANCORP, INC.

                                      AND

                 FIRST AMERICAN NATIONAL BANK OF PENNSYLVANIA



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

                               TABLE OF CONTENTS



                                                                         Page(s)
                                                                         -------


ARTICLE I THE PLAN OF MERGER................................................. 2

        SECTION 1.1  The Merger; Closing; Effective Time..................... 2
        SECTION 1.2  Effect on Outstanding Shares............................ 3
        SECTION 1.3  Surrender and Exchange of Cardinal Certificates......... 3
        SECTION 1.4  Dissenters' Rights...................................... 5
        SECTION 1.5  Other Matters........................................... 5
        SECTION 1.6  Cardinal Options........................................ 6

ARTICLE II CONDUCT PENDING THE MERGER........................................ 6

        SECTION 2.1  Conduct of Cardinal's and FANBP's Businesses
                     Prior to the Effective Time............................. 6
        SECTION 2.2  Forbearance by Cardinal and FANBP....................... 6
        SECTION 2.3  Cooperation............................................. 8
        SECTION 2.4  Conduct of SBI's Business Prior to the Effective Time... 8

ARTICLE III REPRESENTATIONS AND WARRANTIES................................... 8

        SECTION 3.1  Representations and Warranties of Cardinal and FANBP.... 8
        SECTION 3.2  Representations and Warranties of SBI and its Material
                     Subsidiaries............................................23

ARTICLE IV COVENANTS.........................................................30

        SECTION 4.1  Acquisition Proposals...................................30
        SECTION 4.2  Securities Registration and Disclosure..................31
        SECTION 4.3  Employees...............................................32
        SECTION 4.4  Access and Information..................................33
        SECTION 4.5  Certain Filings, Consents and Arrangements..............35
        SECTION 4.6  Takeover Statutes.......................................35
        SECTION 4.7  Additional Agreements...................................35
        SECTION 4.8  Publicity...............................................35
        SECTION 4.9  Meeting.................................................36
        SECTION 4.10 Notification of Certain Matters.........................36
        SECTION 4.11 Insurance...............................................36
        SECTION 4.12 Dividends...............................................36
        SECTION 4.13 Directors...............................................36

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

ARTICLE V CONDITIONS TO CONSUMMATION.........................................38

        SECTION 5.1  Conditions to Closing...................................38
        SECTION 5.2  Conditions to Obligations of SBI and SBI Merger Sub.....40
        SECTION 5.3  Conditions to the Obligations of Cardinal and FANBP.....41

ARTICLE VI TERMINATION.......................................................42

        SECTION 6.1  Termination.............................................42
        SECTION 6.2  Effect of Termination...................................43
        SECTION 6.3  Expenses................................................43

ARTICLE VII OTHER MATTERS....................................................44

        SECTION 7.1  Certain Definitions; Interpretation.....................44
        SECTION 7.2  Survival................................................45
        SECTION 7.3  Parties in Interest.....................................45
        SECTION 7.4  Waiver and Amendment....................................45
        SECTION 7.5  Counterparts............................................45
        SECTION 7.6  Governing Law...........................................45
        SECTION 7.7  Expenses................................................45
        SECTION 7.8  Notices.................................................46
        SECTION 7.9  Entire Agreement; Etc...................................47

          AGREEMENT AND PLAN OF AFFILIATION dated as of the 13th day of April, 1998 (this "Plan" or this "Agreement"), is entered into by and among Susquehanna Bancshares, Inc., a Pennsylvania corporation ("SBI"), Susquehanna Bancshares West, Inc., a Pennsylvania corporation, ("SBI Merger Sub"), Cardinal Bancorp, Inc., a Pennsylvania corporation ("Cardinal"), and First American National Bank of Pennsylvania, a national banking association ("FANBP").

                                   RECITALS:

          WHEREAS, SBI is a multi-state, multi-institution bank holding company; and

          WHEREAS, SBI Merger Sub is a wholly-owned subsidiary of SBI created solely to facilitate the transactions described in this Agreement; and

          WHEREAS, Cardinal is a Pennsylvania bank holding company; and

          WHEREAS, FANBP is the wholly-owned bank subsidiary of Cardinal with a strong record of performance; and

          WHEREAS, the boards of directors of SBI, SBI Merger Sub, Cardinal and FANBP have each determined that it is in the best interest of their respective shareholders for SBI to acquire Cardinal and FANBP by means of a merger of SBI Merger Sub with and into Cardinal (the "Merger"), as a result of which FANBP will become a wholly-owned, second tier subsidiary of SBI, all upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth the conditions to the Merger; and

          WHEREAS, Cardinal, SBI and SBI Merger Sub desire to merge in the manner provided for herein and to adopt this Agreement as a plan of reorganization and to consummate such plan in accordance with the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, SBI will continue the separate corporate existence of FANBP as an operating subsidiary until at least December 31, 2000; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SBI's willingness to enter into this Agreement, Cardinal, SBI and SBI Merger Sub have entered into a stock option agreement of even date herewith (the "Stock Option Agreement") granting SBI an option to purchase from Cardinal authorized and unissued shares equal to 15% of the shares of Cardinal's common stock outstanding on the date of the Stock Option Agreement, subject to the terms and conditions set forth therein.

          NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                   ARTICLE I
                              THE PLAN OF MERGER

           SECTION 1.1  The Merger; Closing; Effective Time.
                        -----------------------------------

          (a) Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the Commonwealth of Pennsylvania, at the Effective Time (as defined in Section 1.1(c)), SBI Merger Sub shall be merged with and into Cardinal and the separate corporate existence of SBI Merger Sub shall thereupon cease. Cardinal shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania and shall continue to be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and the separate corporate existence of Cardinal with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Corporation shall be "Susquehanna Bancshares West, Inc." The Merger shall have the effects specified in the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL").

          (b) The closing of the Merger (the "Closing") shall take place at such place and time and on such date as shall be agreed upon by all parties, which date shall not be later than the 30th business day after (i) the last approval of required governmental authorities is granted and any related waiting periods expire, (ii) the lifting, discharge or dismissal of any stay of any such governmental approval or of any injunction against the Merger and (iii) all shareholder approvals required by the parties hereunder are received.

          (c) Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, SBI Merger Sub and Cardinal will cause articles of merger (the "Articles of Merger") to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State"). The Merger shall become effective at 11:59 p.m. on the day the Articles of Merger are filed with the Department of State (the "Effective Time"). The "Effective Date" when used herein means the day on which the Effective Time for the Merger occurs.

          (d) At the Effective Time, the articles of incorporation and bylaws of SBI Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of SBI Merger Sub immediately prior to the Effective Time shall be and become the directors and officers of the Surviving Corporation with such additions or deletions as SBI, in its sole discretion, may determine. At and immediately following the Effective Time, the directors of FANBP shall consist


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

of (i) the persons who were the directors of FANBP immediately prior to the Effective Time, and (ii) up to two other persons who shall be recommended for appointment by SBI; who shall be reasonably acceptable to the FANBP Board; and who shall be elected to the FANBP Board, effective at Closing, to hold office until the next annual meeting of FANBP.

           SECTION 1.2  Effect on Outstanding Shares.
                        ----------------------------

          (a) At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, subject to the provisions of Section 1.3 hereof with respect to the payment of fractional shares in cash, each share of common stock, par value $.50 per share, of Cardinal (the "Cardinal Common Stock") issued and outstanding at the Effective Time (other than (i) shares the holders of which (each a "Dissenting Shareholder") are exercising appraisal rights pursuant to the PBCL (the "Dissenters' Shares"), if any, and
(ii) shares held directly or indirectly by SBI, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive shares of common stock, par value $2.00 per share, of SBI ("SBI Common Stock") determined in conformity with the Exchange Ratio set forth at Schedule 1.2 hereof (such SBI Common Stock, determined on the basis of the Exchange Ratio, as to each Cardinal shareholder and, collectively, to all Cardinal shareholders is the "Merger Consideration"). As of the Effective Time, each share of Cardinal Common Stock held directly or indirectly by SBI, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

          (b) The shares of common stock of SBI Merger Sub issued and outstanding immediately prior to the Effective Time, by virtue of and after the Merger, shall be converted into and thereafter constitute the issued and outstanding shares of the capital stock of the Surviving Corporation.

          (c) If prior to the Effective Time, the outstanding shares of SBI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reclassification, stock dividend, stock split or reverse stock split, or other similar change, the Exchange Ratio shall be adjusted such that each Cardinal shareholder shall be entitled to receive such number of shares of SBI Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred prior to the happening of such event. (By way of illustration, if SBI shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Time and the conditions set forth above are satisfied, the Exchange Ratio shall be adjusted upward by 7%.)

           SECTION 1.3  Surrender and Exchange of Cardinal Certificates.
                        -----------------------------------------------

          (a) Within five (5) business days after the Effective Time, SBI shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of Cardinal Common Stock transmittal materials and instructions for surrendering certificates for Cardinal

Common Stock ("Old Certificates") in exchange for a certificate for the number of whole shares of SBI Common Stock to which such person is entitled under
Section 1.2 hereof.

          (b) No certificates for fractional shares of SBI Common Stock shall be issued in connection with the Merger. In lieu thereof, SBI shall issue to any holder of Cardinal Common Stock certificates otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by SBI, a check for an amount of cash equal to the fraction of a share of SBI Common Stock represented by the certificates so surrendered multiplied by the Average Price Per Share of SBI Common Stock Before Closing as defined and determined in conformity with Schedule 1.2.

          (c) If the record date of any dividend on SBI Common Stock occurs after the Effective Time, the declaration shall include dividends on all whole shares of SBI Common Stock into which shares of Cardinal Common Stock have been converted under this Agreement, but no former holder of Cardinal Common Stock shall be entitled to receive payment of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by SBI. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from SBI an amount equal to all such dividends, without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon, declared, and for which the payment date has occurred, on the whole shares of SBI Common Stock into which the shares represented by such Old Certificates have been converted.

          (d) After the Effective Time, there shall be no transfer on the stock transfer books of Cardinal, Surviving Corporation, or SBI of shares of Cardinal Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be canceled and certificates representing whole shares of SBI Common Stock (and a check in lieu of any fractional share) shall be issued in exchange therefor as provided herein.

          (e) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Section on or before the second anniversary of the Effective Time, SBI may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of SBI Common Stock which such holders are entitled to receive under Section 1.2 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as SBI shall determine. If, in the opinion of counsel for SBI, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. SBI shall not be obligated to make any sale of Unclaimed Shares if it shall determine not do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by SBI for their respective accounts, plus accrued dividends from the Effective Time to the date of the sale, and such holders shall not be entitled to receive any interest on such net sale proceeds or accrued dividends held by SBI.

          (f) If outstanding certificates for shares of Cardinal Common Stock are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of SBI (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither SBI nor its agents or any other person shall be liable to any former holder of Cardinal Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as SBI may direct as indemnity against any claim that may be made against it with respect to such Certificate, SBI will issue in exchange for such lost, stolen or destroyed Old Certificate, the shares of SBI Common Stock into which such Old Certificates has been converted pursuant to this Agreement.

          SECTION 1.4  Dissenters' Rights.  In accordance with the provisions of
                       ------------------
Section 1571 et. seq. of the PBCL and applicable law, the Cardinal shareholders
             --------
are entitled to exercise dissenters rights.


           SECTION 1.5  Other Matters.
                        -------------

          (a) Notwithstanding any term of this Agreement to the contrary, SBI may, in its discretion at any time prior to the Effective Time, designate a direct or indirect wholly-owned subsidiary to substitute for SBI Merger Sub as the constituent corporation in the Merger by written notice to Cardinal so long as the exercise of this right does not materially, adversely affect the interests or rights of the Cardinal shareholders or cause a material delay in or otherwise materially adversely affect consummation of the transactions contemplated herein, such determination to be solely within the exercise of reasonable judgment by Cardinal. SBI shall also have the right to cause SBI Merger Sub or such substitute to be the Surviving Corporation of the Merger described at Section 1.1(a), so long as the exercise of such right does not have a material adverse effect on the interests or rights of the Cardinal shareholders or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein, such determination to be solely within the exercise of reasonable judgment by Cardinal. If such right is exercised, this Agreement shall be deemed to be modified to accord such change.

          (b) Subject to the provisions of Section 7.1 of this Agreement, nothing in this Agreement shall be deemed to restrict the ability of SBI or any of its subsidiaries to merge with or with and into another entity so long as such other transaction shall not materially, adversely affect the parties' ability to consummate the Merger or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein.

          SECTION 1.6  Cardinal Options.  All options outstanding at the
                       ----------------
Effective Time under the benefit plans described at Annex 3.1(m) and as fully listed at Annex 1.6 hereof (individually, a "Cardinal Option" and collectively, the "Cardinal Options") shall remain outstanding following the Effective Time for the remainder of their terms and in accordance with the terms of the respective Cardinal Options. At the Effective Time, the Cardinal Options shall, by virtue of the Merger and without any action on the part of Cardinal or the holder of any of the Cardinal Options, whether the same shall be vested or exercisable, be assumed by SBI and constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Cardinal Options, a number of shares of SBI Common Stock equal to the product of the Exchange Ratio and the number of shares of Cardinal Common Stock subject to such Cardinal Option. The option exercise price per share of SBI Common Stock shall be equal to the option exercise price per share of Cardinal Common Stock divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). From and after the date of this Agreement, no additional options of any kind shall be granted by Cardinal, or any of its respective subsidiaries, under any plan, arrangement, agreement or program whatsoever.


                                  ARTICLE II
                          CONDUCT PENDING THE MERGER

          SECTION 2.1  Conduct of Cardinal's and FANBP's Businesses Prior to the
                       ---------------------------------------------------------
Effective Time.  Except as expressly provided in this Agreement, during the
--------------
period from the date of this Agreement to the Effective Time, Cardinal and FANBP shall (and the word "it" in this Article II refers to Cardinal and FANBP and each subsidiary of either) (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) maintain and preserve intact in all material respects its business organization, assets, leases, properties, investment securities, employees and advantageous business relationships and use its reasonable efforts to retain the services of its officers and key employees,
(iii) not knowingly take any action which would materially or adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) not knowingly take any action that is reasonably likely to have a Material Adverse Effect (as defined in Section 7.1 hereof) on Cardinal.

          SECTION 2.2  Forbearance by Cardinal and FANBP.  During the period
                       ---------------------------------
from the date of this Agreement to the Effective Time, Cardinal and FANBP shall not, without the prior written consent of SBI:

          (a) other than in the ordinary course of business consistent with past practice, make any advance or loan or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual, corporation or other person;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend other than the regular quarterly dividend referred to in Section 4.12 or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any shares of its capital stock (other than the Stock Option Agreement or in connection with the exercise of options granted pursuant to the Cardinal Options provided, however, Cardinal represents hereby that no new or additional options have been granted or issued since January 1, 1998 or will be granted or issued hereafter pursuant to the Cardinal Options) or any right to acquire, or securities evidencing a right to convert into or acquire any shares of its capital stock, or issue any additional shares of capital stock;

          (c) other than in the ordinary course of business consistent with past practice and pursuant to policies, if any, currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness of any such person or any contracts or agreements as in force at the date of this Agreement;

          (d) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by law or by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or voluntarily accelerate the vesting of any stock options or other compensation or benefit, other than payment of bonuses in the ordinary course of business consistent with past practice and general increases in compensation to individual employees in the ordinary course of business consistent with past practice, provided that any such general increase to any individual employee made after the date of this Agreement, when combined with such general increases made to such individual employee prior to the date of this Agreement but after September 30, 1997, does not exceed 3% of the individual employee's September 30, 1997 compensation (or in the event the employee was hired after September 30, 1997, the employee's date of hire compensation);

          (e) amend its articles of incorporation, or charter, or its bylaws, except as expressly contemplated by this Agreement or required by law or regulation, in each case as concurred in by its counsel;

          (f) change its method of accounting as in effect at December 31, 1997, except as required by changes in generally accepted accounting principles or required by law or regulation, in each case as concurred in by its independent auditors; or

          (g) permit or allow its direct or indirect ownership of the capital stock of any subsidiary described in the annex hereto to be less than 100% of its respective total capital stock.

          SECTION 2.3  Cooperation.  Each of Cardinal and FANBP shall cooperate
                       -----------
with SBI and SBI Merger Sub and SBI and SBI Merger Sub shall cooperate with Cardinal and FANBP in completing the transactions contemplated hereby and each shall not take, cause to be taken or agree or make any commitment to take any action (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct in all material respects, or (ii) in the case of Cardinal and FANBP, that is inconsistent with or prohibited by Section 2.1 or Section 2.2.

          SECTION 2.4  Conduct of SBI's Business Prior to the Effective Time.
                       -----------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, SBI shall not knowingly take any action and shall not knowingly cause its Material Subsidiaries (as defined in Section 3.2(d) hereof) to take any action that is reasonably likely to have a Material Adverse Effect on SBI, on a consolidated basis.


                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

          SECTION 3.1  Representations and Warranties of Cardinal and FANBP.
                       ----------------------------------------------------
Cardinal and FANBP represent and warrant to SBI and SBI Merger Sub (and the word "it" in this Article III refers to Cardinal, FANBP and each subsidiary of either) that, except as specifically disclosed in the Annex of disclosure schedules included herewith, to the best of its knowledge (which knowledge limitation shall apply to all representations and information described in annexes attached hereto):

          (a) Corporate Organization and Qualification. Cardinal is a corporation duly incorporated, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Cardinal requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on Cardinal and its subsidiaries, taken as a whole. FANBP is a national banking association duly organized and in good standing under the laws of the United States of America. Cardinal and FANBP each have the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on their respective businesses as now being conducted and to own its properties and assets. Cardinal has made available to SBI a complete and correct copy of the articles of incorporation and bylaws of Cardinal and FANBP has made available to SBI and SBI Merger Sub a complete and correct copy of the charter and bylaws of FANBP and such charter or articles, as applicable, and such bylaws are in full force and effect as of the date hereof.

     (b) Authorized Capital. The authorized capital stock of Cardinal consists of 2,000,000 shares of Cardinal Common Stock, $.50 par value per share, of which 990,000 shares of Cardinal Common Stock were issued and outstanding as of the date of this Agreement and no shares of Cardinal Common Stock were issued and held as treasury shares as of the date of this Agreement. The authorized capital stock of FANBP consists of 1,000,000 shares of common stock, $.50 par value per share, of which 600,000 shares of common stock were issued and outstanding as of the date of this Agreement; all of these are held by Cardinal. All of the outstanding shares of capital stock of Cardinal and FANBP have been duly authorized and are validly issued, fully paid and nonassessable. Neither Cardinal nor FANBP has any shares of capital stock reserved for issuance except pursuant to the Stock Option Agreement and the Cardinal Options and no new or additional options have been granted since January 1, 1998. Options representing 94,000 shares of Cardinal Common Stock have been granted and remain outstanding and are all the Cardinal Options. The terms of the Cardinal Options, together with a list of all holders of options thereunder and the number of shares of Cardinal Common Stock covered thereby, are described in Annex 3.1 (b) or Annex 1.6 hereto, as the case may be. Neither Cardinal nor FANBP has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The shares of FANBP's common stock owned by Cardinal are owned free and clear of all liens, pledges, security interests, claims or other encumbrances. The outstanding shares of capital stock of Cardinal and FANBP have not been issued in violation of any preemptive rights. Except as set forth in Annex 3.1(b) and in Annex 3.1(m), and as provided in the Stock Option Agreement, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Cardinal and FANBP. After the Effective Time, Cardinal will have no obligation which is being assumed by SBI or SBI Merger Sub which will result in any obligation to issue, transfer or sell any shares of capital stock pursuant to any Employee Plan (as defined in Section 3.1(m), other than as provided at Section 1.6).

          (c) Subsidiaries. The only subsidiaries of Cardinal are as listed and described at Annex 3.1(c). The only subsidiaries of FANBP are as listed and described at Annex 3.1(c).

          Each such subsidiary is duly organized and existing as a corporation, is in good standing under the laws of the jurisdiction in which it was organized, and has adequate corporate power to carry on its business as now conducted. All of the outstanding capital stock of all such subsidiaries has been validly issued, is fully paid and nonassessable (other than as provided at 12 U.S.C. (S)55) and is owned by Cardinal or FANBP, free and clear of all liens, security interests and encumbrances. All such subsidiaries are organized under Pennsylvania law and make no use of fictitious names in the conduct of their respective businesses.

          (d) Corporate Authority. Subject only to approval of this Agreement by the holders of the number of votes required by Cardinal's articles of incorporation or bylaws cast by all holders of Cardinal Common Stock (without any minority, class or series voting requirement), and, subject to all required regulatory approvals, Cardinal and FANBP each has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions applicable to either Cardinal or FANBP contemplated hereby. This Agreement has been duly and validly executed and delivered by Cardinal and FANBP and constitutes the valid and binding obligations of Cardinal and FANBP enforceable against each, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

          (e) No Violations. The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated herein by it will not, constitute (i) subject to receipt of all required regulatory approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger, (ii) a breach or violation of, or a default under Cardinal's articles of incorporation, the charter of FANBP, or the bylaws of either of them, or (iii) except as disclosed in Annex 3.1(e), a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on it or enable any person to enjoin the Merger; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(i) all required approvals, consents and waivers of governmental authorities,
(ii) the approval of its shareholders referred to in Section 3.1(d), (iii) any such approval, consent or waiver that already has been obtained, and (iv) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on it or enable any person to enjoin the Merger.

          (f)  Reports.

               i. Cardinal's consolidated statement of financial condition as of December 31, 1997 previously provided to SBI and each statement of financial condition provided after the date hereof to SBI (including in each case any related notes and schedules) as required by Section 4.4 hereof fairly presents or will fairly present the financial position of it as of its date and each of the statements of income and shareholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, shareholders' equity and cash flows, as the case may be, of it for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

               ii. Except as disclosed in Annex 3.1(f), it has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1994 with (A) the Office of the Comptroller of the Currency (the "OCC"), (B) the Federal Deposit Insurance Corporation (the "FDIC"), (C) the Board of Governors of the Federal Reserve System (the "Board"), (D) the Securities and Exchange Commission (the "SEC"), (E) any state banking department or commission or other regulatory authority ("State Regulator") and collectively with the SEC, the OCC, the FDIC, and the Board, the "Cardinal Regulatory Agencies", and (F) any other regulatory authority, and all other material reports and statements required to be filed by it since January 1, 1994 including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any Cardinal Regulatory Agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

          (g) Absence of Certain Changes or Events. Since January 1, 1998 to the date hereof, it has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operations or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

          (h) Taxes. Its federal income tax returns have been examined and closed or otherwise closed by operation of law through 1994. All federal, state, local and foreign tax returns required to be filed by it or on its behalf have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and, to the knowledge of management, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued. Adequate provision has been made on its balance sheet (in accordance with generally accepted accounting principles consistently applied) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to the knowledge of Cardinal or FANBP, threatened, with respect to any taxes that could result in a determination that would have a Material Adverse Effect on it. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (i) Litigation and Liabilities. Except as set forth in Annex 3.1(i), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on it or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

          (j) Absence of Regulatory Actions. It is not a party to any current cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the Cardinal Regulatory Agencies, charged with the supervision or regulation of financial or depository institutions or engaged in the insurance of bank deposits nor has it been advised by any Cardinal Regulatory Agency that such body is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar undertaking.

          (k)  Agreements.

               i. Except for the Stock Option Agreement and as set forth in Annex 3.1(k) attached hereto, as of the date of this Agreement, it is not a party to, or bound by, any oral or written:

                    (A) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                    (B) consulting agreement not terminable on thirty (30) days' or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement;

                    (C) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

                    (D) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $50,000;

                    (E) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (F) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

                    (G) agreement, contract or understanding, other than this Agreement, the Cardinal Options, and the Stock Option Agreement, regarding the capital stock of Cardinal and/or FANBP or committing to dispose of some or all of the capital stock or substantially all of the assets of Cardinal and/or FANBP; or

                    (H) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

              ii. It is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on it.

          (l) Labor Matters. It is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or threatened.

          (m) Employee Benefit Plans. Annex 3.1(m) contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee benefits, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, in respect to any of its present or former directors, officers, or other employees (hereinafter referred to collectively as the "Employee Plans").

              i. All of the Employee Plans comply in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties, taxes or other events under
Section 502(i) of ERISA or Section 4975 of the Code which would have a Material Adverse Effect on it.

              ii. Other than for premiums currently due, no liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it or any entity which is considered one employer with Cardinal or FANBP under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

              iii. No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or single-employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

              iv. Neither has it provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

              v. Neither it nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

              vi. Each Employee Plan of it which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of
Section 401(a) of the Code.

          vii. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder.

          viii. Neither it nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B, 4980D or 4980E of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

          ix. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan other than routine claims for benefits.

          x. Except as disclosed on Annex 3.1(m)(x), there has been no announcement or legally binding commitment by it to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan, and it does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder.

          xi. Except as disclosed on Annex 3.1(m)(xi), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Cardinal or FANBP to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

          xii. All annual reports have been filed timely with respect to each Employee Plan, it has made available to SBI a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

          xiii. Except as disclosed on Annex 3.1(m)(xiii), there are no retiree health benefit plans except as required to be maintained by COBRA.

     (n) Title to Assets. It has good and marketable title to its properties and assets (other than property as to which it is lessee), except for (i) such items shown in the Cardinal consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on it. With respect to any property leased by it, there are no defaults by it, or any of the other parties thereto, or any events which, with the giving of notice or lapse of time or both, would become defaults by it or any of the other parties thereto, under any of such leases, except for such defaults or events which would not, individually or in the aggregate, have a Material Adverse Effect on it; and all such leases are in full force and effect and are enforceable against it, as the case may be, and there is no circumstance existing as of the date of this Agreement which causes or would cause such leases to be unenforceable against any of the other parties thereto except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally as well as principles of equity to the extent enforcement by a court of equity is required.

          (o) Compliance with Laws. It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on it; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.

          (p) Fees. Except as set forth in Annex 3.1(p) attached hereto, neither it nor any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with this Agreement or the transactions contemplated hereby.

          (q) Environmental Matters. Except as to such matters which, either individually or in the aggregate, would have a Materially Adverse Effect on Cardinal or FANBP and any of its subsidiaries taken as a whole:

              i. (A) It, its Participation Facilities and its Loan Properties (each as defined below) are, and have been, in material compliance with all Environmental Laws (as defined below), except where non-compliance would, either individually or in the aggregate, not have a Material Adverse Effect on it or any of its subsidiaries taken as a whole. Except as disclosed in Annex 3.1(q), there are no Participation Facilities or other real estate owned ("OREO") located in the States of New Jersey, California, Connecticut, Rhode Island, Vermont, Massachusetts, New Hampshire, or Maine.

                    (B) It, its Participation Facilities and its Loan Properties hold all permits, licenses, registrations and other authorizations (the "Environmental Permits") necessary under the Environmental Laws, and all such Environmental Permits are currently in effect. The Environmental Permits are listed in Annex 3.1(q)(B), and any that will expire or terminate as a result of the transactions contemplated by this Agreement are so designated. It, its Participation Facilities and its Loan Properties are in material compliance with all the terms and conditions of such

Environmental Permits and have not materially violated any of them. Neither it, its Participation Facilities nor its Loan Properties have received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred (other than a change in applicable law) that could form a reasonable basis for any such action. It, its Participation Facilities, and its Loan Properties have filed timely and complete applications for renewal of any such Environmental Permits that are required prior to the Closing.

                    (C) There is no suit, claim, action, demand, penalty, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against it or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any Participation Facility.

                    (D) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or it in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at or on a site owned, leased or operated by any Loan Property, except as to such matters which, either individually or in the aggregate, would not have a Material Adverse Effect on Cardinal or FANBP and any of its subsidiaries taken as a whole.

                    (E) There is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.1(q)(i)(D) or (C).

                    (F) The properties currently or formerly owned or operated (including, without limitation, in a fiduciary capacity) by it (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than as permitted under applicable Environmental Law (provided, however, that with respect to properties formerly owned or operated by it, such representation is limited to the period it owned or operated such properties).

                    (G) It has not received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

                    (H) Except as disclosed in Annex 3.1(q)(i)(H), there are no underground storage tanks on, in or under, and during the period of its ownership and operation no underground storage tanks have been closed or removed from, any properties or Participation Facility which are or have been in its ownership.

                    (I) During the period of (l) its ownership or operation (including without limitation in a fiduciary capacity) of any of its respective current properties, (m) its participation in the management of any Participation Facility, or (n) its holding of a security interest in a Loan Property, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except as permitted under applicable Environmental Law. Prior to the period of (x) its ownership or operation of any of its respective current properties, (y) its participation in the management of any Participation Facility, or (z) its holding of a security interest in a Loan Property, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except as permitted under applicable Environmental Law.

                    (J) There has not been and is not any Environmental Condition (as hereinafter defined) at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of it, its Participation Facilities or its Loan Properties, nor has it, its Participation Facilities or its Loan Properties received written notice of any such Environmental Condition. For purposes of this Agreement the term "Environmental Condition" means any condition or circumstance, that (i) requires abatement or remediation under any Environmental Law currently in effect, (ii) gives rise to any civil or criminal liability under any Environmental Law currently in effect, or (iii) constitutes a public or private nuisance based on the presence of Hazardous Materials, under laws applicable on the date of Closing.

                    (K) There are no environmental liens on any properties owned or leased by it or on its Loan Properties ("Properties") and no government actions which could subject the Properties to such liens have been taken, are pending, or threatened.

                    (L) No notice or restriction relating to the presence of Hazardous Materials is required to be placed in the deed to any property subject to this Agreement and no property subject to this Agreement has such a notice or restriction in its deed.

                    (M) The only Loan Properties or Participation Facilities in which it participates in management are those described in Annex 3.1 hereto.

          ii. The following definitions apply for purposes of this Section 3.1(q): (a) "Loan Property" means any property in which it holds a security interest (except that with respect to loans which are secured by residential property, all representation in this Section 3.1(q) are given to the best knowledge, without inquiry), and where required by the context, includes the owner or operator of such property, but only with respect to such property; (b) "Participation Facility" means any facility in which it participates in the management (including all property on which it conducts operations of its business, or which is held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (c) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to
(A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or
(B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect; "Environmental Law" includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law enacted by any state having jurisdiction over any Loan Property or Participation Facility, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (d) "Hazardous Material" means any substance which is detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls, any of which is regulated by, or subject to regulation under, any Environmental Law.

          (r) Allowance. The allowance for loan and lease losses shown on Cardinal's consolidated statement of financial condition as of December 31, 1997 was, and the allowance for loan and lease losses shown on Cardinal's consolidated statement of financial condition for periods ending after the date of this Agreement will be, in the opinion of management of Cardinal and FANBP, adequate, as of the date thereof, under generally accepted accounting principles applicable to commercial banks and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date. It has disclosed to SBI in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it that it has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and it shall promptly after the end of each quarter after the date hereof and on the Effective Date inform SBI of the amount of each such classification. The OREO and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

          (s) Anti-takeover Provisions Inapplicable. The provisions of Chapter 25 of the PBCL relating to protection of shareholders do not apply to Cardinal, this Agreement, the Stock Option Agreement, the Merger and the transactions contemplated hereby.

          (t) Material Interests of Certain Persons. Except as noted in Annex 3.1(t), none of its respective officers or directors, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to its business.

          (u) Insurance. It is presently insured, and has been insured, in the amounts, with the companies and since the periods set forth in Annex 3.1(u). All of the insurance policies and bonds maintained by it are in full force and effect, it is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the judgment of its management, such insurance coverage is adequate.

          (v) Dividends. The only dividends or other distributions which it has made on its capital stock since January 1, 1995 are set forth in Annex 3.1(v).

          (w) Books and Records. Its books and records have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (x) Board Action. Its board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Merger is advisable and in the best interests of it and its shareholders, (b) approved this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and (c) directed that the Agreement be submitted for consideration by its shareholders at the Cardinal Shareholders' Meeting (as hereafter defined).

          (y) Fairness Opinions. Its board of directors has received a written opinion, a copy of which has been furnished to SBI, to the effect that the consideration to be received by its shareholders pursuant to this Agreement, at the time of its execution, is fair to such holders from a financial point of view.

          (z)       INTENTIONALLY OMITTED.

          (aa) Fidelity Bonds. Since at least January 1, 1994, FANBP has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as is customary for a bank of its size. Since January 1, 1994, the aggregate amount of all potential claims under such bonds has not exceeded $100,000 and neither Cardinal nor FANBP is aware of any facts which would reasonably form the basis of a claim under such bonds. Neither Cardinal nor FANBP has reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage.

          (bb) Condition of Tangible Assets. Except as set forth in Annex 3.1(bb), all buildings, structures and improvements on the real property owned or leased by it are in good condition, ordinary wear and tear excepted, and are free from structural defects in all material respects. The equipment, including heating, air conditioning and ventilation equipment owned by it, is in good operating condition, ordinary wear and tear excepted. The operation and use of the property in the business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

          (cc) Loans by FANBP. Since January 1, 1991, and except as shown on Annex 3.1(cc), in the aggregate, the loans by FANBP have been lawfully made, constitute valid debts of the obligors, have been incurred in the ordinary course of business, are subject to the terms of payment as shall have been agreed upon between FANBP and each customer and FANBP does not know of any applicable set off or counterclaim which in the aggregate would have a Material Adverse Effect on it. A list of all loans thirty (30) days or more past due as of January 31, 1998, and as of the last day of each month for each of the preceding twelve (12) months thereto is attached hereto as Annex 3.1(cc)-A. No part of the amount collectible under any loan is contingent upon performance by FANBP of any obligation and no agreement for participation, in which FANBP has relinquished or agreed to share control with a participation in management of the facility, or agreement providing for deductions or discounts have been made with respect to any part of such debts, except as expressly disclosed in Annex 3.1(cc). FANBP does not know of any pending, threatened or expected actions in connection with any material loans or commitments presently or previously made by FANBP relating to claims based on theories of "lenders' liability" or any other basis.

          (dd) Regulatory Compliance - OCC. FANBP is in compliance in all material respects with the applicable rules and regulations of the OCC, except as noted in Annex 3.1(dd) and except where the failure to comply would not have a Material Adverse Effect on FANBP.

          (ee) Regulatory Compliance - FDIC. Except as noted on Annex 3.1(ee) hereto and except where the failure to comply would not have a Material Adverse Effect on it, it is in compliance in all material respects with the rules and regulations of the FDIC to the extent such rules and regulations are deemed applicable by regulatory determination.

          (ff) Capital Compliance. As of December 31, 1997, FANBP was in compliance with the minimum capital requirements applicable to national banking associations, including as to leverage ratio requirements, tangible capital requirements and risk based capital requirements.

          (gg) Year 2000 Compliance. Cardinal and FANBP are in material compliance with all requirements announced or promulgated by the Cardinal Regulatory Agencies and by the Federal Financial Institutions Examination Council.

          (hh)      INTENTIONALLY OMITTED.

          (ii)      INTENTIONALLY OMITTED.

          (jj)      INTENTIONALLY OMITTED.

          (kk)      INTENTIONALLY OMITTED.

          (ll)      INTENTIONALLY OMITTED.

          (mm) Assessments Fully Paid. All payments, fees and charges assessed by appropriate state and federal agencies against FANBP, and due on or prior to the date of this Agreement, have been paid in full.

          (nn) Annual Reports and Financial Statements. Cardinal has delivered to SBI true and complete copies of (i) Cardinal's Annual Report on Form 10-K for Cardinal's fiscal year ended December 31, 1997, containing consolidated balance sheets of Cardinal at December 31, 1997 and December 31, 1996 and consolidated statements of earnings, changes in shareholders' equity and cash flows of Cardinal for the three years ended December 31, 1997, 1996 and 1995 and such financial statements have been certified by independent public accountants, and (ii) Cardinal's Quarterly Reports for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 containing unaudited consolidated balance sheets of Cardinal as at such dates and unaudited consolidated statements of earnings and cash flows of Cardinal for the three, six and nine-month periods reflected therein. Cardinal has also delivered to SBI true and correct copies of its annual reports on Form 10-K for the years 1996, 1995 and 1994, together with its annual reports to shareholders for the same periods. All such reports (collectively, the "Cardinal Reports") (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC, (ii) do not contain any untrue statement of a material fact and
(iii) do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No documents to be filed by Cardinal with the SEC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Cardinal is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law.

          (oo) Proxy Statement/Prospectus, Etc. Except for information relating to SBI and its subsidiaries and pro forma financial information reflecting the combined operations of SBI and

Cardinal, neither (i) the Proxy Statement portion of the Registration Statement (as defined hereinafter at Section 4.2), to the extent prepared by Cardinal or based on information provided by Cardinal, or any amendment or supplement thereto, at the time it is filed with the SEC, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Cardinal or at the date of the meeting of the Cardinal shareholders at which the shareholders will consider this Agreement (the "Cardinal Shareholders' Meeting") nor (ii) any other documents to be filed by Cardinal with the SEC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 3.2  Representations and Warranties of SBI and its Material
                       ------------------------------------------------------
Subsidiaries. SBI represents and warrants to Cardinal and FANBP (and the word
------------
"it" in this Article III refers to SBI and each of its Material Subsidiaries, as that term is defined at Section 3.2(d) hereof), that, except as specifically disclosed in the Annex of disclosure schedules included herewith, to the best of its knowledge:

          (a) Corporate Organization and Qualification. SBI is a corporation duly incorporated, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by SBI requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on SBI. It has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its business as now conducted and to own its properties and assets. SBI owns, or will own at Closing, directly or indirectly, all of the outstanding shares of capital stock of SBI Merger Sub. SBI has made available to Cardinal complete and correct copies of the articles of incorporation and bylaws of SBI and will make available to Cardinal complete and correct copies of the articles of incorporation and bylaws of SBI Merger Sub; such articles and bylaws of SBI are in full force and effect as of the date hereof.

          (b) Corporate Authority. Subject only to the regulatory approvals specified in Section 5.1(b) hereof, SBI has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to SBI contemplated hereby. This Agreement has been duly and validly executed and delivered by SBI and constitutes the valid and binding obligations of SBI, enforceable against SBI in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

          (c) Capitalization. As of December 31, 1997, SBI Common Stock was held of record by more than 6,000 shareholders and the authorized capital stock of SBI consisted of 32,000,000 shares of SBI Common Stock, of which approximately 22,554,962 shares are issued and outstanding (an additional 30,454 shares are held as treasury stock) and 5,000,000 shares of Preferred Stock, no par value per share, of which none are outstanding. Sufficient shares of authorized, but unissued, shares of SBI Common Stock to effect the transactions herein contemplated will be reserved by SBI for such purpose. Except as disclosed in SBI's draft Proxy Statement for its 1998 Annual Meeting, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of SBI.

          (d) Bank Subsidiaries. SBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Farmers First Bank, a bank and trust company organized under the laws of the Commonwealth of Pennsylvania; Farmers & Merchants Bank and Trust, a bank organized under the laws of the State of Maryland; Citizens National Bank of Southern Pennsylvania, a national banking association with headquarters in Greencastle, Pennsylvania; First National Trust Bank, a national banking association with headquarters in Sunbury, Pennsylvania; Williamsport National Bank, a national banking association with headquarters in Williamsport, Pennsylvania; Equity National Bank, a national banking association with headquarters in Marlton, New Jersey; Farmers National Bank, a national banking association with headquarters in Mullica Hill, New Jersey; and Founders' Bank, a bank organized under the laws of the Commonwealth of Pennsylvania (collectively the "Bank Subsidiaries"). All of the issued and outstanding capital stock of the Bank Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable (other than as provided at 12 U.S.C.A.
(S)55 with respect to national banks) and is owned by SBI free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto. SBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Susquehanna Bank, a federal savings bank operating in Maryland. All of the issued and outstanding capital stock of the Susquehanna Bank is duly and validly authorized and issued, free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto other than rights of account holders to liquidation accounts maintained by Susquehanna Bank in accordance with the rules of the Office of Thrift Supervision ("OTS"). The Bank Subsidiaries and Susquehanna Bank are the "Material Subsidiaries." There are no options, calls, warrants, conversion privileges or other agreements obligating any Material Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock. Each of Farmers First Bank, Founders' Bank and Farmers & Merchants Bank and Trust is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania or the State of Maryland and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act, as amended. Each of Citizens National Bank of Southern Pennsylvania, First National Trust Bank, Williamsport National Bank, Equity National Bank and Farmers National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act, as amended. Susquehanna Bank is a federal savings and loan association, duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the savings and loan business under the Federal Deposit Insurance Act, as amended. Each Material Subsidiary has corporate power and legal authority and governmental authorizations which are material to its respective operations and to transact the respective businesses in which it is presently engaged.

          (e) No Violations. The execution, delivery and performance of this Agreement by SBI and SBI Merger Sub does not, and the consummation of the transactions contemplated hereby by SBI and SBI Merger Sub will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument to which SBI or SBI Merger Sub (or any of SBI's respective properties or assets) is subject, which breach, violation or default would have a Material Adverse Effect on SBI on a consolidated basis, or enable any person to enjoin the Merger, (ii) a breach or violation of, or a default under, SBI's or SBI Merger Sub's articles of incorporation or bylaws or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of SBI's properties or assets under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of SBI's properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on SBI, on a consolidated basis; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) any such approval, consent or waiver that already has been obtained, (iii) the approval of SBI as the sole shareholder of SBI Merger Sub, and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on SBI, on a consolidated basis, or enable any person to enjoin the Merger.

          (f) Required Consents. SBI has no reason to believe that it will be unable to obtain consents and approvals, including without limitation all such consents and approvals of Regulatory Agencies (as hereinafter defined), necessary to consummate the transactions contemplated by this Agreement by September 30, 1998 or that any such consents or approvals would contain any condition or requirement that would result in a Material Adverse Effect on SBI.

          (g) Board Action. SBI's board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Merger is advisable and in the best interests of it and its shareholders, and (b) approved this Agreement and the transactions contemplated hereby.

          (h)       SBI Merger Sub.

                    i. SBI Merger Sub is a corporation duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All of the outstanding shares of capital stock of SBI Merger Sub have been validly issued, are fully paid and nonassessable and are owned directly by SBI free and clear of any lien, charge or other encumbrance. SBI Merger Sub possesses no assets nor is subject to any liabilities and will not acquire assets or incur liabilities prior to the Effective Time. Since the date of its incorporation, SBI Merger Sub has not engaged in any activities other than in connection with the consummation of the Merger or as expressly contemplated by this Agreement.

                    ii. SBI Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by SBI Merger Sub and the consummation of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including without limitation shareholder action) in respect thereof on the part of SBI Merger Sub. This Agreement is a valid and binding obligation of SBI Merger Sub, enforceable against SBI Merger Sub in accordance with its terms.

                    iii. All of the authorized capital stock of SBI Merger Sub, which consists solely of 100 shares of common stock, $.01 par value per share, is presently issued and outstanding.

                    iv. SBI will, as the sole shareholder of SBI Merger Sub, vote to approve this Agreement and the Merger.

          (i) SBI Reports. SBI has furnished to Cardinal and FANBP true and complete copies of (i) all of its annual reports on Form 10-K filed with the SEC since January 1, 1994 and its annual reports to shareholders for each of the three years ended December 31, 1994, 1995 and 1996, respectively; (ii) all of its quarterly reports on Form 10-Q and current reports, if any, on Form 8-K filed with the SEC since January 1, 1996; (iii) each final registration statement, prospectus or offering circular which SBI has used in connection with the sale of securities since January 1, 1996; and (iv) each definitive proxy statement distributed by SBI to its shareholders since January 1, 1996.

          All such reports (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and
(iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (j)       SBI Benefit Plans. SBI has furnished to Cardinal and FANBP
                    -----------------
true, correct and complete copies of the employee pension benefit plans (within the meaning of ERISA Section 3(2)), employee welfare benefit plans (within the meaning of ERISA Section 3(1)), stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee benefit plans, policies, agreements and arrangements, maintained or contributed to by SBI or any subsidiary of SBI in which any Continued Employee (as defined in Section 4.3
(b)) will be eligible to participate after the

Effective Time, together with the most recent actuarial report, financial statements and determination letter for the tax qualified cash balance pension plan (or its predecessor) sponsored by SBI.

          (k) Financial Reports. Each of SBI and its subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1994 with (A) the Board, (B) the FDIC, (C) the OCC, (D) the SEC, (E) the OTS, (F) the Pennsylvania Department of Banking and (G) the Maryland Banking Commission (the regulatory agencies listed at (A) through (G) are, collectively, the "SBI Regulatory Agencies"), and (H) any other regulatory authority, and all other material reports and statements required to be filed by it since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any regulatory agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

          (l) SBI's Balance Sheets. SBI's consolidated balance sheets as of December 31, 1997 previously provided to Cardinal and each consolidated balance sheet provided after the date hereof to Cardinal (including in each case any related notes and schedules) fairly presents or will fairly present SBI and its subsidiaries' financial position as of the dates thereof and each of the consolidated statements of income and shareholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, shareholders' equity and cash flows, as the case may be, of SBI and its subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

          (m) Absence of Certain Changes or Events. Since December 31, 1997, SBI has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operation or prospects of SBI and its subsidiaries which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on SBI and its subsidiaries, taken as a whole.

          (n) Fees. Neither SBI nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with the Agreement or the transactions contemplated hereby.

          (o) Registration Statement, Etc. Except for information relating to Cardinal and FANBP, neither (i) the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, or any other registration statement filed with the SEC during the term of this

Agreement, at the time it is filed with the SEC, at the time it is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Cardinal or at the date of the Cardinal Shareholders' Meeting to consider the approval of this Agreement nor (ii) any other documents to be filed by SBI with the SEC or any regulatory agency in connection with this Agreement or the transactions contemplated thereby will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which SBI is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law.

          (p) Compliance with Laws. It has the permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental authorities, including regulatory agencies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would, individually or in the aggregate, have a Material Adverse Effect on SBI, on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.

          (q) Absence of Regulatory Actions. It is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the SBI Regulatory Agencies, charged with the supervision or regulation of banks or bank holding companies or savings and loan holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any SBI Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (r) Litigation and Liabilities. Except as set forth in Annex 3.2(r), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on SBI, on a consolidated basis, or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

          (s) Environmental Matters. There is no activity or condition on or in any property owned, occupied, leased, or held as security by SBI or a Material Subsidiary which would subject SBI or any Material Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Law that individually or in the aggregate would have a Material Adverse Effect on SBI, on a consolidated basis.

          (t) Taxes. SBI's federal income tax returns have been examined and closed or otherwise closed by operation of law through December 31, 1993. All federal, state, local and foreign tax returns required to be filed by it or on its behalf have been timely filed or requests for extensions have been timely filed and any such extensions shall have been granted and not have expired, and, to the knowledge of management, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued. Adequate provision has been made on its balance sheet (in accordance with generally accepted accounting principles consistently applied) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to its knowledge, threatened with respect to any taxes that could result in a determination that would have a Material Adverse Effect on SBI and its subsidiaries, taken as a whole. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations or the assessment or collection of any tax due that is currently in effect, except as disclosed on Annex 3.2(t).

          (u) Agreements. It is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBI.

          (v) Regulatory Compliance--State Banking Departments, OTS and OCC. SBI and its state-chartered bank subsidiaries are in compliance in all material respects with the applicable rules and regulations of the Banking Department, in the case of Farmers First Bank and Founders' Bank, and the Maryland Banking Commission, in the case of Farmers & Merchants Bank and Trust, the Material Subsidiaries which are national banks are in compliance in all material respects with applicable rules and regulations of the Office of the Comptroller of the Currency and the Material Subsidiaries which are federally chartered thrifts are in compliance in all material respects with applicable rules and regulations of the OTS, except where the failure to comply would not have a Material Adverse Effect on SBI and its subsidiaries, taken as a whole.

          (w) Capital Compliance. As of December 31, 1997, SBI and its Material Subsidiaries were in compliance with the minimum capital requirements applicable to them under state and federal laws, including as to leverage ratio requirements, tangible capital requirements and risk-based capital requirements.

          (x) Assessments Fully Paid. All payments, fees and charges assessed by appropriate state and federal agencies against SBI and its Material Subsidiaries, and due on or prior to the date of this Agreement, have been paid in full.

          (y) Regulatory Compliance--FDIC and Federal Reserve. Except where the failure to comply would not have a Material Adverse Effect on SBI and its subsidiaries, taken as a whole and except as disclosed herein, SBI and its Material Subsidiaries are in compliance in all material respects with the rules and regulations of the FDIC and Federal Reserve to the extent such rules and regulations are applicable by regulatory determination.

          (z) Year 2000 Compliance. Except as provided in Annex 3.2(z) hereof, SBI and its Material Subsidiaries are in material compliance with all requirements announced or promulgated by the SBI Regulatory Agencies and the Federal Financial Institutions Examination Council.



                                   ARTICLE IV
                                   COVENANTS

          SECTION 4.1  Acquisition Proposals.  Each of Cardinal and FANBP agrees
                       ---------------------
that it and its officers and directors shall not, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or similar transaction involving, or any purchase, sale or other disposition of all or any significant portion of the assets or any equity securities of, Cardinal or FANBP (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by its board of directors of its fiduciary duties as determined upon consultation with counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each of Cardinal and FANBP agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each of Cardinal and FANBP agrees that it will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken by each of them in this Section 4.1. Each of Cardinal and FANBP agrees that it will notify SBI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations, or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, Cardinal, after written notice to SBI, may respond to unsolicited inquiries of third parties and engage in discussions or negotiations with third parties following such unsolicited inquiries by third parties if, in each case, following consultation with counsel, the Cardinal Board of Directors determines that failure to respond to such unsolicited inquiry or to engage in such discussions or negotiation is likely to be deemed a breach or failure on the part of the Cardinal Board of Directors to perform the duties of their office under applicable Pennsylvania law.

          SECTION 4.2  Securities Registration and Disclosure.  Cardinal and
                       --------------------------------------
FANBP shall cooperate with SBI in the preparation, in accordance with the requirements of the proxy rules under the Exchange Act, of the Proxy Statement/Prospectus and the filing thereof as part of the Registration Statement. Following the date hereof, SBI will prepare and file with the SEC under the Securities Act a registration statement for the registration of the shares of SBI Common Stock to be issued pursuant hereto (the "Registration Statement"), and Cardinal will file with the SEC under the Exchange Act the preliminary form of the Proxy Statement/Prospectus included in the Registration Statement, and each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein. SBI shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of SBI Common Stock pursuant to this Agreement and Cardinal shall furnish SBI all information concerning Cardinal and its shareholders as SBI may reasonably request in connection with any such action. At least five (5) business days prior to its filing with the SEC, SBI shall provide a copy of the Registration Statement to Cardinal and its counsel for review. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, and SBI will advise Cardinal promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the SBI Common Stock issuable in connection herewith for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose.

          Cardinal will take appropriate action to call the Cardinal Shareholders' Meeting, to be held not more than sixty (60) days following the effective date of the Registration Statement (which meeting may be the Annual Meeting of Shareholders of Cardinal), to consider approval of this Agreement and, except to the extent legally required for the discharge by Cardinal's board of directors of its fiduciary duties and subject to receipt of an updated fairness opinion from its financial advisor dated on or immediately prior to the date of the Proxy Statement, will use its best efforts to secure such approval. In connection with the Cardinal Shareholders' Meeting, Cardinal will duly solicit, in compliance with Section 14(a) of the Exchange Act and the proxy rules of the SEC thereunder, the vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the Cardinal Shareholders' Meeting the Proxy Statement/Prospectus shall conform to the requirements of Sections 3.1(oo) and 3.2(o) hereof.

          Cardinal will furnish to SBI a list of all persons known to Cardinal who at the date of the Cardinal Shareholders' Meeting may be deemed to be "affiliates" of Cardinal within the meaning of Rule 145 under the Securities Act. Cardinal will use its best efforts to cause each such person identified in its list to deliver at or prior to the Closing a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of SBI Common Stock to be received by such person hereunder except (i) in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) after such time as financial results covering at least thirty (30) days of post-merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

           SECTION 4.3  Employees.
                        ---------

          (a) Except as otherwise agreed in writing, SBI and any of its affiliates shall have the right (but not the obligation) to employ, as officers or employees of SBI, the Surviving Corporation, FANBP or other affiliates of SBI immediately following the Effective Time, any persons who are officers or employees of either of Cardinal and FANBP immediately before the Effective Time. It shall be a condition to employment by SBI or any of its affiliates that any former officer or employee of Cardinal or FANBP agree to cancel any existing employment contract, agreement or understanding between him or herself and Cardinal or FANBP, including without limitation all benefits related to severance arrangements upon a change of control or otherwise, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

          (b) Each person employed by Cardinal or FANBP prior to the Effective Time who remains an employee of the Surviving Corporation or FANBP following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of SBI or an SBI subsidiary, to credit for past service with Cardinal or FANBP for purposes of eligibility, vesting and accrual and to participate in whatever employee health, welfare, pension and fringe benefit plans, or whatever stock option, bonus or incentive plans or other fringe benefit programs that may be in effect generally for similarly situated employees of SBI or SBI's subsidiaries from time to time ("SBI's Plans"), if such Continued Employee shall be selected or otherwise eligible for participation therein; provided, however, that any Continued Employee who continues to participate in a defined benefit pension plan sponsored by FANBP or the Surviving Corporation shall not participate in the cash balance pension plan sponsored by SBI prior to the merger of the two plans as provided herein, and any Continued Employee who continues to participate in a 401(k) plan sponsored by FANBP or the Surviving Corporation shall not participate in the 401(k) plan sponsored by SBI prior to the merger of the two plans as provided herein. All such participation in SBI's Plans shall be subject to such terms of such plans as may be in effect from time to time, provided that Continued Employees will be eligible to participate in SBI's Plans on the same basis as similarly situated employees of SBI or SBI's subsidiaries as provided herein. Such Continued Employees will receive credit for past service with Cardinal or FANBP for purposes of eligibility under SBI's Plans and calculation of benefits under SBI's severance benefits plan, if applicable, and vesting under the 401(k) plan sponsored by SBI.

          (c) Cardinal and FANBP shall take all timely and necessary action to cease participation or accrual of benefits, effective as of the Effective Time, by each person employed by Cardinal or FANBP prior to the Effective Time in each Employee Plan (as defined in Section 3.1(m)), and to terminate each Employee Plan, other than the defined benefit pension plan sponsored by FANBP (the "Surviving Corporation") [or an Employee Plan containing a cash or deferred arrangement qualified under Section 401(k) of the Code ("Employee 401(k) Plan"], effective as of the Effective Time; provided that SBI may, in its sole discretion, give notice to Cardinal or FANBP not less than twenty (20) days (sixty-one (61) days in the case of any Pension Plan (as defined in Section 3.1(m)) prior to the Effective Time, that any Employee Plan shall not be terminated and/or participation or accrual of benefits thereunder shall not cease pursuant to this Section 4.3(c).

          (d) Subject to SBI's satisfaction that the defined benefit pension plan sponsored by FANBP (the "Defined Benefit Plan") meets the requirements for tax qualification under sections 401(a) and 501(a) of the Code, the Defined Benefit Plan shall be merged with and into the cash balance pension plan sponsored by SBI (the "Cash Balance Plan"), effective January 1, 1999. Each participant in the Defined Benefit Plan as of December 31, 1998 shall be credited with an initial balance under the Cash Balance Plan as of January 1, 1999 equal to 105% of the present value of the accrued benefit of such participant calculated by application of the benefit formula under the predecessor to the Cash Balance Plan as of December 31, 1998, as if all of the service and earnings credited to such participant for purposes of calculating his accrued benefit under the Defined Benefit Plan had been service with and earnings paid by SBI. The present value of accrued benefits shall be calculated based on mortality assumptions determined by the actuary for the Cash Balance Plan and an interest rate equal to average of the annual rates of interest on 30-year Treasury securities for each of the business days of August, 1998.

           SECTION 4.4  Access and Information.
                        ----------------------

          (a) Upon reasonable notice, and subject to applicable laws relating to the exchange of information, each of Cardinal and FANBP shall afford to SBI and its representatives (including, without limitation, directors, officers and employees of SBI and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and such other information as SBI may reasonably request (other than reports or documentation which are not permitted to be disclosed under applicable law); provided, however, that no investigation pursuant to this
Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. SBI will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and in no event will SBI directly or indirectly use such information for any competitive or commercial purpose. Subject to the requirements of law, SBI will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 unless such information (i) was already known to SBI or an affiliate of SBI, (ii) becomes available to SBI or an affiliate of SBI from other sources not known by such person to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of Cardinal or FANBP, as the case may be, (iv) is or becomes readily ascertainable from published information or trade sources or (v) was already publicly available. Without in any way limiting the foregoing, Cardinal and FANBP shall provide to SBI within forty-five (45) days of the end of each calendar quarter consolidated financial statements (including a balance sheet and income statement) as of the end of, and for, such period that are in conformance with generally accepted accounting principles and the representation set forth in Section 3.1(f). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise not be consummated, each party shall, if so requested, promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. This Section 4.4 supersedes and terminates any agreement between the parties relating to the confidentiality of information which may have been exchanged (the "Confidentiality Agreement").

          (b) During the period from the date of this Agreement to the Effective Date, SBI shall provide to Cardinal and FANBP the following documents and information:

          i. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter of SBI ending after the date of this Agreement, SBI will deliver to Cardinal and FANBP its quarterly report on Form 10-Q as filed with the SEC.

          ii. As soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year of SBI ending after the date of this Agreement, SBI will deliver to Cardinal and FANBP its annual report on Form 10-K as filed with the SEC.

          iii. SBI will deliver to Cardinal and FANBP, contemporaneously with its being filed with the SEC, a copy of each current report on Form 8-K filed by SBI after the date of this Agreement.

          iv. At least five (5) business days prior to submission, SBI will furnish to Cardinal and FANBP the portions which describe the transactions (including any financial information or pro forma financial information of, or including, Cardinal or FANBP) contemplated herein of (A) registration statements, prospectuses or offering circulars used by SBI in connection with the sale of securities after the date of this Agreement, (B) proxy statements distributed by SBI to its shareholders after the date of this Agreement, and (C) all other publicly-available reports, statements or other documents which are either distributed to shareholders or filed by SBI or any of its subsidiaries with the SEC. Any comments timely received by SBI from Cardinal in connection with the foregoing will be reviewed and considered in good faith, but SBI shall not be bound to comply with the recommendations set forth in such comments. SBI also shall furnish Cardinal with copies of the foregoing in the form filed with the SEC or otherwise distributed to shareholders.

               v. SBI shall notify Cardinal and FANBP within 5 business days of any material changes to the SBI Benefit Plans.

          SECTION 4.5  Certain Filings, Consents and Arrangements.  SBI shall
                       ------------------------------------------
use all reasonable efforts to obtain all necessary approvals required to carry out the transactions contemplated by this Agreement and to consummate the Merger. Cardinal and FANBP shall cooperate with SBI in connection therewith, including without limitation furnishing all information concerning Cardinal or FANBP as may be reasonably requested by SBI in connection with any such action. SBI shall use all reasonable efforts to provide, five (5) days prior to submission, Cardinal with copies of all material applications, notices, petitions or other filings or submissions prepared by SBI in connection with consummation of the Merger. Any comments timely received by SBI from Cardinal in connection with the foregoing will be reviewed and considered in good faith, but SBI shall not be bound to comply with the recommendations set forth in such comments. SBI will consult with Cardinal with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and SBI will keep Cardinal apprised of the status of matters relating to completion of the transactions contemplated hereby. SBI shall promptly furnish Cardinal with copies of applications to any governmental authority in respect of the transactions contemplated hereby.

          SECTION 4.6  Takeover Statutes.  No "fair price," "moratorium," or
                       -----------------
other form of anti-takeover statute or regulation or any similar provision of Cardinal's articles of incorporation are applicable to the transactions contemplated by this Agreement and, if any such statute, regulation or provisions shall become applicable to the transactions contemplated by this Agreement, Cardinal and FANBP and the members of the boards of directors of Cardinal and FANBP shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation or provision on the transactions contemplated hereby.

          SECTION 4.7  Additional Agreements.  Subject to the terms and
                       ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental authorities, or other entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

          SECTION 4.8  Publicity.  Except as required by law or regulation,
                       ---------
Cardinal and FANBP shall not, without the prior consent of SBI (which consent shall not be unreasonably withheld), issue any press releases or otherwise make public filings under securities laws, with respect to this Agreement or the transactions described herein. Prior to issuing any press release or making any public filings under securities laws which makes any reference to Cardinal or FANBP, SBI shall provide a copy to Cardinal for comment and in all such instances the parties shall cooperate.

          SECTION 4.9  Meeting.  INTENTIONALLY OMITTED.
                        -------

          SECTION 4.10  Notification of Certain Matters.  Each party shall give
                        -------------------------------
prompt notice to the others of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses, results of operations or prospects of it to which it is a party or is subject; and (b) any Material Adverse Change in its financial condition, properties, business, or results of operations taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each party shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          SECTION 4.11  Insurance.  Cardinal and FANBP shall use best efforts to
                        ---------
retain no less than the level of insurance coverage presently held by them as of the date hereof.

          SECTION 4.12  Dividends.  Cardinal shall not declare, pay or set aside
                        ---------
any dividend or other distribution in respect of its capital stock except in conformity with past practice as to amount and timing of such dividends, with increases in conformity with past practices, it being understood on the basis of Cardinal's representations of past practice that a dividend of $0.16 per share for the first quarter of 1998, $0.18 per share for the second quarter of 1998, $0.20 per share for the third quarter of 1998, and $0.22 per share for the fourth quarter of 1998, is consistent with the past practice of Cardinal as to amount and timing of dividends.

          SECTION 4.13  Directors.
                         ---------

          (a) The board of directors of SBI shall elect one person who is a director of Cardinal as of the date of execution of this Agreement to the board of directors of SBI as of the Effective Date. Such person shall be nominated by the Cardinal board of directors and his name forwarded to SBI at least one month prior to the Effective Date. Subject to the approval of such person by the SBI board of directors (said approval not to be unreasonably withheld), such person shall become a director of SBI on the Effective Date. The President and CEO of SBI shall propose at the 15 April 1998 meeting of the SBI Board that the SBI Board adopt resolutions providing that upon the expiration of the initial term of the person elected to the board of directors of SBI pursuant to this Section 4.13(a), the board of directors of SBI shall nominate and recommend to the shareholders of SBI, at the subsequent SBI Annual Meeting of Shareholders, the election to the board of directors of SBI of a member of the board of directors of FANBP who meets the eligibility requirements for directors of SBI, such person to be proposed by the FANBP Board and agreed to by SBI, which agreement shall not be unreasonably withheld.

          (b) Each person who is a director of FANBP as of the date of the execution of this Agreement shall remain a director of FANBP for a period of at least three years from the Effective

Date and shall receive compensation of $7,980 per year for each year in which such director attends at least 10 meetings of the FANBP board of directors, provided that in the event that a FANBP director fails to attend the minimum number of meetings per year required pursuant to OCC regulations, or otherwise fails to meet the minimum standards required by the OCC, such director shall be removed absent a showing of compelling circumstances that would warrant retention. FANBP directors who fail to attend at least 10 meetings per year shall receive only $665 per meeting actually attended as compensation during said year.

          (c) On the Effective Date and thereafter, FANBP or its successor(s) shall continue to meet its obligations under that certain Deferred Compensation Agreement made and entered into April 1, 1988 by and between Ray E. Koontz and FANBP, a true and complete copy of which is attached hereto as Annex 4.13(c).

          (d) The existing Directors' Deferred Income Agreements, including all Addenda, with Messrs. Koontz, DeArment, Dodson and Morris, true and complete copies of which are attached hereto as Annexes 4.13(d)(1)-(4), shall each be amended prior to June 30, 1998 to provide that on June 30, 1998, the Compensation (as defined in the Directors' Deferred Income Agreements) provided under the Directors' Deferred Income Agreements will be equal to the amounts set forth in Schedule 4.13(d) attached hereto, adjusted to reflect additional deferrals between January 1, 1998 and June 30, 1998. FANBP shall not amend the Directors' Deferred Income Agreements, except as provided in this Section 4.13(d). True and complete copies of all other Directors' Deferred Income Agreements, including all Addenda, are set forth in Annex 4.13(d)(5). From the Effective Date, FANBP directors shall participate, if at all, only in the deferred director fee plans established by SBI or SBI Merger Sub, if any, for which FANBP directors are eligible for participation.

          (e) As of the Effective Date and at all times thereafter, no director of FANBP shall receive health insurance, life insurance or any kind of bonus compensation and all such arrangements shall terminate without any further obligation on the part of Cardinal or Surviving Corporation.

          (f) On and after the Effective Time, SBI shall indemnify and hold harmless all former and present directors, officers, employees and agents of Cardinal and FANBP for all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of SBI, which approval shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the operation of the business of Cardinal or FANBP prior to the Effective Time, to the fullest extent permitted under the articles of incorporation of Cardinal, the charter of FANBP, and the bylaws of each, as in effect as of the date of the execution of this Agreement.

                                   ARTICLE V
                           CONDITIONS TO CONSUMMATION

          SECTION 5.1  Conditions to Closing.  The respective obligations of the
                       ---------------------
parties to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Cardinal and SBI (if applicable) in accordance with applicable law, as well as the articles of incorporation and bylaws of each of Cardinal and SBI.

          (b) All approvals, consents or waivers required by any of the Cardinal Regulatory Agencies or the SBI Regulatory Agencies with respect to this Agreement (including the Merger) and the transactions contemplated hereby including, without limitation, the approvals, notices to, consents or waivers of
(i) the Board, and (ii) the Pennsylvania Department of Banking (the Cardinal Regulatory Agencies and the SBI Regulatory Agencies, are, collectively the "Regulatory Agencies") shall have been obtained and shall remain in full force and effect, and all applicable statutory waiting periods (including without limitation all applicable statutory waiting periods relating to the Merger) shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement except those approvals, consents or waivers, if any, for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on SBI, SBI Merger Sub, Cardinal or FANBP (after giving effect to the transaction contemplated hereby); provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that reasonably would result in a Material Adverse Effect on SBI or SBI Merger Sub.

          (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

          (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against any of the parties herein or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

          (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

          (f) The Merger shall as of the date of the Closing meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and SBI shall have received a letter from Coopers & Lybrand L.L.P. in form and substance reasonably satisfactory to SBI as to the matters specified in this Section 5.1(f).

          (g) The Registration Statement shall have been filed (the date of which is referred to herein as the "Filing Date") by SBI with the SEC under the Securities Act, and shall have been declared effective prior to the time the Proxy Statement/ Prospectus is first mailed to the shareholders of Cardinal, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued; the SBI Common Stock to be issued pursuant to this Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such shares and the distribution thereof to the shareholders of Cardinal entitled to receive such shares.

          (h) A ruling from the IRS or an opinion of Morgan, Lewis & Bockius LLP, counsel to SBI and SBI Merger Sub, to the effect that:

              i. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Cardinal and SBI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

              ii. No gain or loss will be recognized by Cardinal or SBI by reason of the Merger;

              iii. Except for cash received in lieu of fractional shares or with respect to any shareholder of Cardinal who receives cash as a dissenting shareholder, no gain or loss will be recognized by the shareholders of Cardinal who receive solely SBI Common Stock upon the exchange of their shares of Cardinal Common Stock for shares of SBI Common Stock;

              iv. The basis of the SBI Common Stock to be received by the Cardinal shareholders will be, in each instance, the same as the basis of the Cardinal Common Stock surrendered in exchange therefor;

              v. The holding period of the SBI Common Stock received by a Cardinal shareholder receiving SBI Common Stock will include the period during which the Cardinal Common Stock surrendered in exchange therefor was held; and

              vi. Cash received by a Cardinal shareholder in lieu of a fractional share interest of SBI Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of SBI Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss.

              vii. No gain or loss will be recognized by the holders of the Cardinal Options as a result of the assumption of the Cardinal Options by SBI pursuant to Section 1.6 of this Agreement.

              In case a ruling from the IRS is sought, Cardinal and SBI shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for SBI and Cardinal, be necessary or advisable to obtain such ruling.

          (i) The existing employment contract between Cardinal and FANBP, on the one side, and Merle W. Helsel, on the other side, shall be canceled immediately prior to the Effective Time, without prejudice to either side (including, without limitation, by way of any payment or severance, bonus, change of control benefit or any other amount) and Mr. Helsel shall have entered into an agreement with SBI in the form attached hereto as Schedule 5.1 (i).

          SECTION 5.2  Conditions to Obligations of SBI and SBI Merger Sub.  The
                       ---------------------------------------------------
obligations of SBI and SBI Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations and warranties of Cardinal and FANBP contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); each of Cardinal and FANBP shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and SBI and SBI Merger Sub shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of FANBP and the President and Treasurer of Cardinal, dated as of the date of the Closing, to the foregoing effect.

          (b) S.R. Snodgrass, A.C. or such other accounting firm as is acceptable to the parties, shall have furnished to SBI an "agreed upon procedures" letter, dated the Effective Date, in form and substance satisfactory to SBI to the effect that, based upon a procedure performed with respect to the financial condition of Cardinal, FANBP and affiliates, for the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, including but not limited to (a) their inspection of the minute books of Cardinal, FANBP and affiliates, (b) inquiries made by them of officers and other employees of Cardinal, FANBP and affiliates responsible for financial and accounting matters as to transactions and events during the period, as to consistency of accounting procedures with prior periods and as to the existence and disclosure of any material contingent liabilities, and (c) of other specified procedures and inquiries performed by them, nothing has come to their attention that would indicate that (A) during the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, there was any change in the capitalization of Cardinal or FANBP on a consolidated basis, or (B) any material adjustments would be required to the audited financial statements for the period ended December 31, 1997 in order for them to be in conformity with generally accepted accounting principles applied on a consistent basis with that of prior periods.

          (c) SBI shall have received an opinion or opinions dated as of the Effective Date, from Shumaker Williams, P.C., Camp Hill, Pennsylvania, Special Counsel to Cardinal and FANBP, substantially in the form attached hereto as
Exhibit 5.2(c).

          (d) There shall not have occurred any change in the financial condition, properties, assets, business or results of operation of Cardinal or FANBP which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on Cardinal or FANBP other than such changes resulting from (i) changes in banking laws or regulations, or (ii) changes in generally accepted accounting principles, or interpretations thereof, that affect the banking or thrift industries.

          (e) SBI shall have received from each of the persons identified by Cardinal pursuant to Section 4.2 hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

          (f) Except as otherwise provided in this Agreement at Section 1.6 prior to Closing, all issued and outstanding options, warrants or rights to acquire Cardinal Common Stock or any capital stock of FANBP ("FANBP Common Stock") shall have been canceled. No compensation or other rights will be payable or exchangeable in the Merger in respect of any such rights which remain unexercised at the Effective Time.

          SECTION 5.3  Conditions to the Obligations of Cardinal and FANBP.  The
                       ---------------------------------------------------
obligations of Cardinal to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations, warranties and covenants of SBI and SBI Merger Sub contained in this Agreement shall be true and correct in all material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); SBI and SBI Merger Sub shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and Cardinal shall have received certificates signed by the President or Vice President and Secretary of SBI and SBI Merger Sub.

          (b) Cardinal shall have received an opinion dated as of the Effective Date, from Morgan, Lewis & Bockius LLP, Harrisburg, Pennsylvania, counsel to SBI and SBI Merger Sub, substantially in the form attached hereto as Exhibit 5.3(b).

          (c) There shall not have occurred any change in the financial condition, properties, assets or business or results of operation of SBI and SBI Merger Sub which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on SBI or the SBI Subsidiaries taken as a whole.

          (d) Cardinal shall have received an updated opinion from Garland McPherson & Associates, Inc. as of a date no later than the date of the Proxy Statement/Prospectus mailed to the Cardinal shareholders in connection with the Merger and not subsequently withdrawn, to the effect that the Merger consideration is fair to Cardinal's shareholders from a financial point of view.

          (e) The shares of SBI Common Stock to be issued in the Merger shall have been authorized to be listed for quotation on the NASDAQ National Market System.

          (f) A certificate for the required number of whole shares of the SBI Common Stock, as determined in accordance with Section 1.2 and Schedule 1.2, and cash payable for the fractional shares interests shall have been irrevocably delivered to Farmers First Bank, as Exchange Agent, subject to Section 1.3 of this Agreement.

          (g) No transaction or event involving SBI shall have occurred that would result in (i) a material change to the nature of the securities described in SBI's Articles of Incorporation as amended at the 1998 Annual Meeting of Shareholders, (ii) a change in the identity of the legal entity of the issuer of the securities to be issued in the Merger to holders of Cardinal Common Stock, or (iii) SBI's ceasing to own a Material Subsidiary accounting for 10% or more of SBI's total assets, provided that SBI shall be permitted to reorganize or merge its Material Subsidiaries in any manner whatsoever within its bank holding company system.

          (h) The side letter in the form attached as Exhibit 5.3(h) hereto shall be executed and delivered concurrent with the signing of this Agreement.


                                   ARTICLE VI
                                  TERMINATION

          SECTION 6.1  Termination.  This Agreement may be terminated, and the
                       -----------
Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of Cardinal:

          (a) by the mutual, written consent of Cardinal and SBI if the board of directors of each so determines by a vote of a majority of the members of the entire board;

          (b) by Cardinal if (i) by written notice to SBI that there has been a material breach by SBI of any representation, warranty, covenant or agreement contained herein and such breach is not cured within thirty (30) days after written notice of such breach is given to SBI by Cardinal, (ii) by written notice to SBI that any condition precedent to Cardinal's obligations as set forth in Article V of this Agreement has not been met or waived by Cardinal at such time as such condition can no longer be satisfied, (iii) the board of directors of Cardinal fails to make, withdraws or modifies or changes the favorable recommendation described at Section 4.2, or (iv) receipt of an Acquisition Proposal that results in a determination by the board of directors of Cardinal that such Acquisition Proposal is likely to be more favorable to the shareholders of Cardinal than the Merger.

          (c) by SBI by written notice to the other parties, in the event (i) of a material breach by Cardinal or FANBP of any representation, warranty, covenant or agreement contained herein and such breach is not cured within thirty (30) days after written notice of such breach is given to Cardinal by SBI or (ii) any condition precedent to SBI's obligations as set forth in Article V of this Agreement has not been met or waived by SBI at such time as such condition can no longer be satisfied.

          (d) by SBI or Cardinal by written notice to the other, in the event that the Merger is not consummated by December 31, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate, provided, however, that such date may be extended by the written agreement of the parties hereto.

          (e) by Cardinal, whether before or after approval of the Merger by the Cardinal shareholders, by giving written notice of the election described in
Schedule 1.2 to SBI within one (1) business day following a determination that the Average Closing Price of the SBI Common Stock is greater than $40.00 per share (subject to adjustment in accordance with Section 1.2 (c) herein) at the time such calculation is required to be made pursuant to Schedule 1.2 hereof.

          (f) by SBI if it chooses to give written notice of the election described in Schedule 1.2 to Cardinal, but if at all, within one (1) business day following a determination that the Average Closing Price of SBI Common Stock is less than $34.00 per share (subject to adjustment in accordance with Section
1.2 (c) herein) at the time such calculation is required to be made pursuant to
Schedule 1.2 hereof.

          SECTION 6.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement, as provided above, this Agreement shall thereafter become void and have no effect, except that the provisions of Sections 3.1(p) and 3.2(n) (Fees), 4.4 (solely as it relates to confidentiality and return of documents), and 6.3 and 7.7 (Expenses) of this Agreement shall survive any such termination and abandonment.

          SECTION 6.3  Expenses.  Any termination of this Agreement pursuant to
                       --------
Sections 6.1(a), 6.1(d), 6.1(e) or 6.1(f) hereof shall be without cost, expense or liability on the part of any party to the others and the Stock Option Agreement shall be null and void. Any termination of this Agreement pursuant to
Section 6.1(b)(i), (ii) or (iv) or 6.1(c)(i) or (ii) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a party, in which event said party shall be liable to the other parties for all out-of-pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder ("Expenses").

          So long as SBI shall not have breached its obligations hereunder, if this Agreement is terminated by reason of clause (iii) of Section 6.1(b) hereof other than as a result of a Material Adverse Change in SBI's financial condition, properties, assets, liabilities (including contingent liabilities), business or results of operations and other than as a result of the failure of Cardinal's financial advisor to update its fairness opinion as contemplated by Section 5.3(d), Cardinal shall promptly, but in no event later than two (2) business days after such termination, pay SBI a fee of 1% of the aggregate consideration that would be paid if the date of the termination were the Effective Date, which amount shall be payable by wire transfer of same day funds. If Cardinal fails to promptly pay the amount due pursuant to this Section 6.3, and, in order to obtain such payment, SBI commences a suit which results in a judgment against Cardinal for all or a substantial portion of the fee set forth in this Section 6.3, Cardinal shall pay to SBI all costs and expenses (including reasonable attorneys' fees) incurred by SBI in connection with such suit.


                                  ARTICLE VII
                                 OTHER MATTERS

          SECTION 7.1  Certain Definitions; Interpretation.  As used in this
                       -----------------------------------
Agreement, the following terms shall have the meanings indicated:

          "material" means material to the party in question (as the case may be) and its respective subsidiaries, taken as a whole.

          "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that has or results in an effect which is material and adverse to (A) the financial condition, properties, assets, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. In the case of FANBP, receipt of a CAMELS rating in connection with a safety and soundness examination or an FDIC premium assessment for insurance which is, in either case, less favorable than the rating given to FANBP in connection with the safety and soundness examination most recently reported prior to the date of this Agreement or the FDIC premium assessment reported prior to the date of this Agreement, as the case may be, shall be deemed to have a "Material Adverse Effect" on FANBP. In the case of SBI, merger by SBI with or into any third party, or any material change (as determined by Cardinal in its sole discretion) in or to any of the SBI Plans, shall be deemed to have a "Material Adverse Effect" on SBI.

          "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "subsidiary," with respect to a person, means any other person controlled by such person.

When a reference is made in this Agreement to Exhibits, Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

          SECTION 7.2  Survival.  The representations, warranties and agreements
                       --------
of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however, that the foregoing clause shall not
                          --------  -------
(i) apply to agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, including, but not limited to, the covenants contained in Sections 4.3 and 4.13 of Article IV hereof, and (ii) shall not relieve any person of liability for fraud, deception or intentional misrepresentation.

          SECTION 7.3  Parties in Interest.  This Agreement shall be binding
                       -------------------
upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than the right to receive the consideration payable in the Merger pursuant to Article I hereof, is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 7.4  Waiver and Amendment.  Prior to the Effective Time, any
                       --------------------
provision of this Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that no amendment or waiver may be made that would change the form or the amount of the Merger Consideration or otherwise have the effect of prejudicing the Cardinal shareholders' interest in the Merger Consideration following the Cardinal Shareholders' Meeting.

          SECTION 7.5  Counterparts.  This Agreement may be executed in
                       ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 7.6  Governing Law.  This Agreement shall be governed by, and
                       -------------
interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, or, to the extent it may control, federal law, without reference to the choice of law principles thereof.

          SECTION 7.7  Expenses.  Subject to the provisions of Section 6.3
                       --------
hereof, each party hereto will bear all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all filing and other fees (other than federal and state income taxes) required to be paid to any governmental agency or authority in connection with the consummation of the transactions contemplated hereby shall be paid by SBI.

          SECTION 7.8  Notices.  All notices, requests, acknowledgments and
                       -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

          If to Cardinal, to:

               Cardinal Bancorp, Inc.
               140 East Main Street
               Everett, PA  15537
               Attention:  Merle W. Helsel
                           President and Chief Executive Officer

               With copies to:

                    Shumaker Williams, P.C.
                    3425 Simpson Ferry Road
                    Camp Hill, PA  17011
                    Attention:  Nicholas Bybel, Jr., Esquire

          If to FANBP, to:

               First American National Bank of Pennsylvania
               140 East Main Street
               Everett, PA  15537
               Attention:  Merle W. Helsel
                           President and Chief Executive Officer

               With copies to:

                    Shumaker Williams, P.C.
                    3425 Simpson Ferry Road
                    Camp Hill, PA  17011
                    Attention:  Nicholas Bybel, Jr., Esquire

          If to SBI, to:

               Susquehanna Bancshares, Inc.
               26 North Cedar Street
               Lititz, PA  17543
               Attention:  Robert S. Bolinger
                          President and Chief Executive Officer

               With copies to:

                    Morgan, Lewis & Bockius LLP
                    One Commerce Square
                    417 Walnut Street
                    Harrisburg, PA  17101-1904
                    Attention:  Charles L. O'Brien, Esquire

          If to SBI Merger Sub, to:

               Susquehanna Bancshares West, Inc.
               c/o Susquehanna Bancshares, Inc.
               26 North Cedar Street
               Lititz, PA  17543
               Attention:  Robert S. Bolinger
                           President and Chief Executive Officer

               With copies to:

                    Morgan, Lewis & Bockius LLP
                    One Commerce Square
                    417 Walnut Street
                    Harrisburg, PA  17101-1904
                    Attention:  Charles L. O'Brien, Esquire

          SECTION 7.9  Entire Agreement; Etc.  This Agreement, together with
                       ---------------------
such other agreements as are executed by the parties in connection herewith, including, but not limited to, Exhibit 5.1(i) and Exhibit 5.3(h), on the date hereof, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly provided.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                              SUSQUEHANNA BANCSHARES, INC.



                              /s/ Robert S. Bolinger
                              -----------------------------------------------
                              By:  Robert S. Bolinger
                              Title:  President and Chief Executive Officer

                              SUSQUEHANNA BANCSHARES WEST, INC.



                              /s/ Robert S. Bolinger
                              -----------------------------------------------
                              By:  Robert S. Bolinger
                              Title:  President and Chief Executive Officer

                              CARDINAL BANCORP, INC.



                              /s/ Merle W. Helsel
                              -----------------------------------------------
                              By:  Merle W. Helsel
                              Title:  President and Chief Executive Officer

                              FIRST AMERICAN NATIONAL BANK
                                    OF PENNSYLVANIA



                              /s/ Merle W. Helsel
                              -----------------------------------------------
                              By:  Merle W. Helsel
                              Title:  President and Chief Executive Officer

                                  SCHEDULE 1.2


                              Exchange Provisions
                              -------------------


          So long as the Average Price Per Share of SBI Common Stock Before Closing is at or between $34.00 and $40.00, then 1.28 shares of SBI Common Stock shall be exchanged for each of the outstanding shares of Cardinal Common Stock and the Exchange Ratio shall be 1.28.

          The Average Price Per Share of SBI Common Stock Before Closing shall be determined by adding the price at which SBI Common Stock is reported to have closed by NASDAQ's NMS (or if SBI Common Stock is not quoted on NASDAQ's NMS then as reported by a recognized source as to the principal trading market on which such shares are traded) over the period of ten business days ending on the second business day preceding the date set for Closing, pursuant to Section 1.1
(b) hereof, and dividing such total by 10 (such Average Price Per Share Before Closing is also referred to as the "Average Closing Price").

          If the Average Closing Price is greater than $40.00, then $50,688,000 divided by the Average Closing Price shall be the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Cardinal Common Stock, and the Exchange Ratio shall be the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Cardinal Common Stock divided by the total number of shares of Cardinal Common Stock outstanding on the Effective Date.

          If the Average Closing Price is less than $34.00, then $43,085,000 divided by the Average Closing Price shall equal the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Cardinal Common Stock, and the Exchange Ratio shall be the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Cardinal Common Stock divided by the total number of shares of Cardinal Common Stock outstanding on the Effective Date.

          Notwithstanding the foregoing, Cardinal shall have the right to terminate this Agreement, in accordance with Section 6.1 (e), if the Average Closing Price is greater than $40.00, and SBI shall have the right to terminate this Agreement, in accordance with Section 6.1 (f), if the Average Closing Price is less than $34.00.

          The Exchange Ratio in all instances set forth herein is subject to adjustment in accordance with Section 1.2(c).